EXHIBIT 10.40

"GARFIELD" LICENSING AGREEMENT

To:	Freeze Tag, Inc.
18062 Irvine Blvd., Suite 103 Tustin, Ca 92780

Contact Person: Craig Holland

Telephone: PHONE HERE

Fax: FAX HERE

1. (a) For purposes of this Agreement, the following terms shall have the following meanings:

Licensed Property: The graphic images of the characters (the “Characters”) as they have regularly appeared in the GARFIELD® comic strip created by Jim Davis, namely “Garfield,” “Odie,” “Jon,” “Arlene,” “Nermal,” and “Pooky,” together with such other graphic images of the Characters that Paws approves and provides for your use.

Game: Mobile (smartphone and tablets) and videogames (software) for the iOS and Android platforms.

Licensed Articles:

In-app purchase packs for your Kitty Pawp Game consisting of the use of the GARFIELD Character as a "celebrity" kitty, and use of Garfield trivia (provided by Paws).

Licensed Territory: Worldwide.

2. This license will commence on November 1, 2016 and will continue until October 31, 2019, provided you honor the terms of this Agreement. So long as you are in compliance with the terms of this Agreement and upon your written request, Paws agrees to commence negotiations with you for a possible renewal of this Agreement 90 days before the expiration date of this Agreement.

3. You agree to pay Paws royalties equal to REV SHARE % HERE of your total Net Revenue derived from purchases of the Licensed Articles. “Net Revenue” means gross purchase price less platform fees.

4. (a) Paws, Incorporated, 5440 East County Road 450 North, Albany, Indiana 47320 USA ("Paws") represents and warrants that it has all necessary rights to grant to you, and does hereby grant to you, under the terms and conditions of this Agreement, a non-exclusive license to use the Licensed Property solely on or in connection with the development, distribution and advertisement of the Licensed Articles, to be marketed and distributed solely within the Licensed Territory, and using only the Licensed Languages.

(b) This license includes the right to affix the Licensed Property on digital platform landing pages or online storefronts, and advertising and promotional materials used in connection with the Licensed Articles ("Collateral Materials").

(c) [Intentionally deleted.]

(d) Relevant trademarks owned by Paws and registered in the Licensed Territory (“Paws’ Trademarks”) (if any) and associated with the Licensed Property may be used by you on a royalty-free basis, on or in connection with the Licensed Articles and Collateral Materials, but only in circumstances where Paws' Trademarks are used in connection with the Licensed Property.

(e) All translations from the English language to the Licensed Language(s) must be accurate.

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5. (a) A Licensed Article is considered "sold" or “distributed” when you first claim a right to payment.

(b) Paws is under no obligation to execute this Agreement. To be considered for execution, this Agreement must be returned to Paws within thirty (30) days along with payment of the above stated advance (if any). Paws will not deposit the advance payment until after it has signed this Agreement.

(c) If you are prohibited or restricted from making payment of any monies to Paws when due and payable hereunder, by reason of any law or currency regulations, or by virtue of any action by a governmental authority, including the United States, you agree to promptly advise Paws in writing. Paws may then (i) terminate this Agreement; or (ii) direct you to deposit to the credit of Paws in a bank designated by Paws in the Licensed Territory, or to promptly pay to anyone Paws may designate.

(d) You agree that it shall be your sole responsibility, at your own expense, to obtain the approval of any authorities; to take whatever steps may be required to effect the remission of royalty payments in the manner designated by Paws from time to time; to minimize or eliminate the incidence of foreign taxes, fees or assessments that may be imposed; to protect your investments in the Licensed Territory; to take whatever steps may be required to enable you to commence or continue doing business in the Licensed Territory; and to comply in any and all respects with all applicable laws and regulations to enable you to exercise the license granted by this Agreement.

(e) Notwithstanding the foregoing, if a foreign government imposes a withholding tax against Paws with respect to the royalties payable to Paws on the distribution or other exploitation of Licensed Articles in a particular country of the Licensed Territory, if you pay such tax on behalf of Paws, and if such tax is an income tax with respect to which Paws may obtain a foreign tax credit under the U.S. Internal Revenue Code, then you may deduct the amount of such withholding tax from royalties owing to Paws on the condition that you furnish to Paws: (i) an original receipt from the foreign government with respect to the withholding tax paid together with an official translation to English; (ii) a report describing the royalties with respect to which the withholding tax was paid, the amount of the tax paid, and the date on which it was paid; and (iii) such other information as Paws may reasonably request.

6. (a) You agree to initially market the Licensed Articles for distribution in the Licensed Territory within one hundred fifty (150) days of the date of signing this Agreement. Throughout the term of this Agreement you agree to use reasonable and good faith efforts to advertise, promote and distribute the Licensed Articles in the Licensed Territory.

(b) You have also agreed to distribute the Licensed Articles at a competitive price. “Bundling” or other use of the Licensed Articles designed to encourage or facilitate the distribution of your other products or services shall be subject to the advance written consent of Paws, which consent shall not be unreasonably withheld or delayed.

(c) [Intentionally deleted.]

(d) [Intentionally deleted.]

7. You also agree to exert your reasonable and good faith efforts to perform in accordance with written Marketing Plans for the Licensed Articles that you provide to Paws or Paws' Agent. If you have not already done so, you agree to provide Paws' Agent with your initial Marketing Plan within 30 days of your signing of this Agreement. Additional Marketing Plans will be done by you on each yearly anniversary of the commencement date of this Agreement. Your Marketing Plans will describe for each Licensed Article your marketing timetable, distributions projections, channels and methods of distribution, anticipated advertising support, and such other information as Paws or Paws' Agent may reasonably request.

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8. You agree that you will not grant sublicenses under this Agreement and that you will not transfer or assign all or any portion of this Agreement, and that you will not delegate your duties to anyone else. If you do not at all times develop the Licensed Articles, you agree that you will at all times provide Paws with a complete and accurate list of each and every developer, including name, address, contact person, phone number, and articles developed.

9. Before you may use the Licensed Property (or Paws’ Trademarks) in any fashion, you agree to submit to Paws for approval such digital or other materials as Paws may reasonably request. You agree to get Paws' prior written approval for each Licensed Article, as well as Paws' prior written approval of any Collateral Materials for each Licensed Article. All non-English language text and explanatory material must be accompanied by an accurate and complete English language translation.

Upon approval of the prototypes and/or Collateral Materials, you agree that all Licensed Articles sold or distributed shall conform to the approved prototype(s) in all material respects, and that the Collateral Materials will not be modified in any material fashion without the advance consent of Paws.

Paws will respond to your requests for approval as soon as it reasonably can, and in case of disapproval, Paws will explain to you why. Paws will exercise its approval rights in good faith. Paws will have no duty to respond to requests for approval during any period of time that money owed by you to Paws is due and unpaid, or during any period of time that you are otherwise not in compliance with your duties and obligations under this Agreement.

You agree that Paws may require the artwork of the Licensed Property to be updated on any Licensed Articles or Collateral Materials three years after Paws' first approval of the item.

10. (a) Unless Paws gives you permission in writing, all character art and editorial for the Licensed Articles and Collateral Materials must be provided by Paws, and only current art may be used. So long as you are in full compliance with all of your obligations under this Agreement, Paws will allow you access to the Paws Licensing Support Site ("PLSS"). In order to obtain access to the PLSS system, you agree to provide Paws with an email address for the receipt of the information needed to enable you to log-in to PLSS. You will be responsible for all uses or misuses of the PLSS site by all persons who use your account to access PLSS. Artwork from PLSS will be made available to you on the same terms as it is generally made available to other Paws' Licensees. If you are unable to use art by downloading from PLSS, Paws will provide you with existing art at its standard rates for reproduction, handling and mailing. All custom art work must be done by Paws (unless you are authorized in writing by Paws), and you will be charged a competitive price.

(b) Paws offers a wide range of creative services ("Creative Services") such as custom art work, design layout, graphic design, writing/editorial, website design/enhancement, and other services. Should you elect to utilize any of the Creative Services, you agree to pay all properly issued invoices in accordance with their terms. Also, before utilizing the results of Creative Services, IT WILL BE YOUR SOLE RESPONSIBILITY TO ENSURE THAT THERE ARE NO ERRORS OR OMISSIONS. If you discover any errors or omissions that were the fault of Paws, Paws will correct the work in the format or medium as originally submitted to you by Paws and without additional expense to you. Beyond this, however, YOU ACKNOWLEDGE AND AGREE THAT PAWS WILL HAVE NO LIABILITY OR RESPONSIBILITY WHATSOEVER TO YOU, OR TO ANY THIRD PARTY, FOR ANY SUCH ERRORS OR OMISSIONS, INCLUDING ANY DIRECT, INDIRECT, OR CONSEQUENTIAL LOSS, DAMAGE OR EXPENSE.

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(c) If Paws authorizes you to provide creative elements for a Licensed Article or Collateral Materials ("New Works"), such as graphical elements (e.g., portrayals of the Characters, backgrounds, et cetera) or written elements (e.g., gags, slogans, stories, content for speech/thought balloons, et cetera), you hereby assign and transfer to Paws, and you agree to assign and transfer to Paws, without charge, your entire, worldwide right, title and interest in and to the New Works (and elements thereof) including, but not limited to, all copyrights, and you waive and agree to waive all associated moral rights. “New Works” does not include (i) your proprietary software or proprietary software of others that is licensed by you, and (ii) characters created by you and which bear no resemblance to the Characters. If parties who are not your employees living in the United States make or have made any contribution to the creation of the New Works so that such parties might be deemed to be "authors" of the same as that term is used in present or future United States copyright statutes, you agree to obtain from such parties a full assignment of rights so that the foregoing assignment by you shall vest in Paws full rights in the New Works (and all elements thereof) free of any claims, interest, or rights of other parties. At the request of Paws, you agree to furnish Paws with all relevant information concerning the creation of the New Works and copies of assignments of rights obtained from other parties. You agree to execute and cause to be executed such documents as Paws may reasonably request in order to carry out the intent and purpose of this paragraph.

(d) All art which Paws provides to you, in whatever media and for whatever purpose, shall be promptly returned to Paws upon the request of Paws, except for art reasonably required for authorized current production of Licensed Articles. You acknowledge that all such art is proprietary to Paws, may only be used for your authorized activities under this Agreement, and you agree that such art shall not be delivered to or made available for use by any third party.

(e) You agree that you will not, during or after the term of this Agreement, directly or indirectly assert any interest in or property rights in the Licensed Property or the Characters. You further agree that you will not, during or after the term of this Agreement, directly or indirectly contest the validity of the copyrights in the Licensed Property, or Paws' ownership of the copyrights in the Licensed Property. During the term of this Agreement, you agree to conduct all of your activities in compliance with all applicable laws, rules and regulations, and you also agree to not engage in or sanction any activity within your control which, in the reasonable judgment of Paws, reflects adversely upon Paws, Paws' Trademarks, or the Licensed Property.

11. (a) Paws will obtain in its own name and at its own expense trademark, copyright or other proprietary protection for the Licensed Property or the Licensed Articles and/or Collateral Materials as Paws deems appropriate. You agree that you will not seek or obtain any trademark, copyright or other protection or take any other action which might affect Paws' ownership of any of the rights in the Licensed Property (or Paws’ Trademarks). You understand and agree that your use of the Licensed Property (and Paws’ Trademarks) and all goodwill arising therefrom shall inure to Paws' exclusive benefit and that you will not acquire any rights by virtue of any use you may make of the Licensed Property (or Paws’ Trademarks), other than as specifically set out in this Agreement.

(b) You agree that the Licensed Articles and all Collateral Materials shall bear such copyright and other proprietary rights notices as Paws may direct, and incorporate a Paws’ Trademark if requested by Paws. References to website(s) owned or controlled by Paws shall also be included (if practicable) as reasonably directed by Paws.

(c) If Paws thinks it appropriate, you also agree to execute and cause to be executed by your employees and/or contractors such documents as Paws may request to carry out the intent of this paragraph.

(d) With respect to countries which require applications to register a license as a registered user of the Licensed Property, or which have a requirement of a similar nature, you agree to execute, deliver and record at your expense such documents as Paws may reasonably request.

12. (a) You agree that the quality and style of the Licensed Articles as well as the quality and style of all Collateral Materials shall be at least as high as the best quality of similar digital products and promotional and advertising material sold or distributed by you in the Licensed Territory. You also warrant that the Licensed Articles and Collateral Materials: (1) will not infringe upon or violate any rights of any third party; (2) will be of high standard in style, appearance and quality; (3) will be safe for use by consumers and others; (4) will be in compliance with all applicable governmental laws, rules or regulations (including, but not limited to, COPPA); and (5) will not be sold or distributed by you or your customers in any manner or in any place not specifically authorized by this Agreement.

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(b) For avoidance of doubt, you understand that Paws does not conduct any trademark search or other inquiry concerning the use of words or images (other than the Licensed Property) on or in connection with the Licensed Articles. Therefore, you agree that Paws will have no liability to you or to others, and you will be solely responsible for, any claim or demand alleging that the use of such words or images (other than the Licensed Property) constitutes an infringement of trademark or other rights purportedly held by a third party, or constitutes unfair competition. You further understand that Paws has no expertise, and relies solely upon you, to competently design, develop and sell Licensed Articles which are safe for use, and suitable for their intended purposes. As such, you agree that you will be solely responsible for any claim or demand alleging that any Licensed Article is unsafe, defective, or otherwise unsuitable, even though Paws has approved the use of the Licensed Property thereon, and even though Paws may have offered suggestions relating to the design, development, or distribution of the Licensed Articles.

13. For avoidance of doubt, the license granted by this Agreement does not include the right to sell, distribute, or offer to sell or distribute, the Licensed Articles (a) in connection with or in relation to the release of a movie featuring the Licensed Property in any format, and whether a theatrical release, or release in any format principally designed for home entertainment, or in any other manner; or (b) in connection with or in relation to a themed attraction, such as a themed restaurant, theme park, themed attraction at a park, et cetera.

14. Within forty-five (45) days after the end of each calendar quarter, you agree to provide Paws with analytics for each Licensed Article sold or distributed in the calendar quarter, together with payment in U.S. Dollars (or a different local currency designated by Paws) of all royalties due on revenues received or credited in such calendar quarter. You agree to provide supporting documentation for the royalties due and owing on account of each Licensed Article, including information for each Licensed Article as to the quantity and gross selling price of each Licensed Article sold or distributed by you during each such period, earned royalties due, the nature and amount of any allowable deductions and/or credits as to each given Licensed Article, and such other information as Paws may reasonably request. Each statement shall be due regardless of whether or not royalties are payable with respect to such period. The reporting and payment period shall be changed from quarterly to monthly upon default by you under this Agreement, unless Paws otherwise agrees in writing.

Should Paws elect to do so during the term of this Agreement or within 2 years after the expiration or termination of this Agreement, you agree to allow Paws (or its designee), upon not less than fifteen (15 business days prior notice, access to your books and records (which you agree to maintain and preserve while this Agreement is in effect and for 2 years after expiration or termination of this Agreement) and/or facilities during normal business hours and you agree to cooperate with Paws in conducting an audit of your activities relating to this Agreement. Acceptance by Paws of any statement furnished or royalty paid will not preclude Paws from questioning the correctness thereof. You agree to maintain your internal business records so that Licensed Articles sold by you are conspicuously and readily identifiable as Licensed Articles, and distinguishable from similar items sold by you which do not incorporate elements of the Licensed Property.

You also agree that time is of the essence with respect to all royalty payments to be made under this Agreement, and any other payments owed by you to Paws (such as for Creative Services), and that any sums of money that are owed to Paws by you under this Agreement and not paid when due shall bear interest at the rate of one and one-half percent (1-1/2%) per month. If any audit performed by Paws, or on Paws' behalf, identifies a shortfall of 5% or more in royalties due for any calendar quarter, you agree to reimburse Paws for its reasonable charges and expenses associated with conducting the audit, including but not limited to out of pocket expenses and professional fees paid. If any audit performed by Paws, or on Paws' behalf, identifies an overpayment by you in royalties for any calendar quarter, Paws agrees to reimburse you after first deducting its reasonable charges and expenses associated with conducting the audit, including but not limited to out of pocket expenses and professional fees paid.

All royalty payments and all royalty statements shall be submitted to Paws' Agent, or as may otherwise be directed by Paws in writing.

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15. You agree to promptly advise Paws as soon as you become aware of any unauthorized use of the Licensed Property and to reasonably cooperate (without direct expense to you) with Paws in stopping or attempting to stop any such infringing activity. Paws shall have the exclusive right to initiate and pursue any and all legal actions involving the unauthorized use of the Licensed Property.

16. Paws represents to you that it has the exclusive right to grant this license for the Licensed Property to you, and if anyone claims that your use of the Licensed Property in accordance with the terms of this Agreement infringes any ownership right or claim of another person, you agree to notify Paws immediately. Paws will then take over the handling of the claim and protect you against monetary losses (but excluding lost profits) that you sustain as a result of such a claim. You agree to reasonably cooperate with Paws in handling and resolving the claim (without direct expense to you), and to do nothing to interfere with the ability of Paws to defend and resolve the same.

17. You agree to defend, indemnify and save Paws harmless from and against any and all claims, demands, causes of action, judgments, damages, losses, costs and expenses (including reasonable attorneys' fees) arising from any claim or demand made against Paws by any third party and arising from or in connection with the conduct of your business, or your activities under this Agreement (except for claims covered by the preceding paragraph). Your obligation under this paragraph will include any claims or demands arising out of the activities of and/or made by your employees, agents, representatives, distributors, retailers, or manufacturers.

18. [Intentionally deleted.]

19. (a) Paws may, at its option, terminate this Agreement on written notice to you if: (i) you sell or offer to sell any item incorporating elements of the Licensed Property and not included within the description of Licensed Article(s); (ii) you sell or offer to sell any Licensed Article incorporating elements of the Licensed Property which has not been approved in advance by Paws as required by the terms of this Agreement; or (iii) you terminate or suspend your business, you go into either voluntary or involuntary liquidation, or you are subject to insolvency proceedings according to or under the law by which you are governed. Upon termination of this Agreement, all guarantees, nonrefundable advance payments, and accrued royalties shall become immediately due and payable, all licensed rights shall revert to Paws, and Paws shall be entitled to pursue any and all other available remedies.

(b) You shall also be considered in breach of this Agreement if you should fail to: (i) perform any of your other obligations under this Agreement; (ii) perform any of your obligations under any other Agreement that you have with Paws; or (iii) pay when due any invoice issued to you by Paws, and any such failure continues for fifteen (15) days after Paws has notified you in writing of the failure.

(c) If you are in breach of this Agreement, then Paws may, at its option, and upon written notice to you: (i) terminate this Agreement, whereupon all guarantees, and accrued royalties, shall be immediately due and payable; (ii) declare all guarantees immediately due and payable; (iii) suspend the performance of any of its duties, including the right to suspend responding to requests for approvals; and/or (iv) pursue any and all remedies available at law or in equity. Upon expiration or termination of this Agreement, all rights granted in this Agreement shall revert to Paws, and you agree to immediately stop doing everything relating to the Licensed Articles and the Licensed Property (or Paws’ Trademarks), and your registrations (if any) as a registered user of Paws' Trademarks shall be cancelled. Paws will also be entitled to recover all of its costs and expenses (including reasonable attorney fees) which it incurs in the event of a breach of this Agreement by you. Written notice under 19(a), (b) or (c) may be given by mail, courier, facsimile transmittal, or email.

(d) Before Paws shall be considered in breach of this Agreement, or as having failed to perform any duty or obligation to you, you must first notify Paws in writing of any such failure, describing the alleged failure with specificity, whereupon Paws shall have a period of fifteen (15) business days to cure or remedy any such failure. If any such failure is not remedied within said fifteen (15) business days, then you are entitled to submit such failure to arbitration as provided in this Agreement; provided, that any such submission must be made within one (1) year of the date of the alleged failure by Paws or your right to seek redress shall be deemed forever barred.

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20. Upon the earlier of (i) expiration of this Agreement; (ii) termination of this Agreement; or (iii) regular distributions are no longer being made for a particular Article(s), you agree to deliver to Paws all digital files from which the Licensed Articles and any Collateral Materials were made, together with all original art work, all of which shall be deemed as solely owned by Paws; provided, that the preceding sentence shall not apply to items created by you and which do not incorporate element(s) of the Licensed Property (or Paws’ Trademarks) and which are readily distinguishable from the Licensed Property (or Paws’ Trademarks). In addition, upon expiration or earlier termination, you agree to terminate all agreements with manufacturers, distributors, and others which relate to the manufacture, distribution, distribution and use of the Licensed Property (or Paws’ Trademarks) and/or the Licensed Articles.

21. [Intentionally deleted.]

22. (a) All rights in the Licensed Property not specifically granted to you by the terms of this Agreement are reserved and retained by Paws for its sole use and benefit. (b) You agree that this Agreement does not create a partnership or joint venture between you and Paws, and that you will have no power to obligate or bind Paws in any manner whatsoever. (c) While this Agreement is in effect, you grant permission to Paws to use your name to notify others that you are an authorized GARFIELD Licensee, and to promote the Licensed Articles. (d) Unless you otherwise notify Paws, in writing, Paws will have the right to communicate with you and your employees by way of email communications, including unsolicited email communications relating to Paws or the Licensed Property (such as marketing and informational material).

23. You agree that no waiver by Paws of your failure to perform any of your obligations under this Agreement and/or any material breach of any provision of this Agreement shall be deemed a waiver of a subsequent failure and/or breach. You acknowledge that you have had this Agreement reviewed by your attorney (or have had the opportunity to do so), and that you have had the opportunity to request changes or revisions; accordingly, you agree that any rule of contract interpretation or construction to the effect that ambiguities or uncertainties will be construed against the drafting party shall not be applied to the interpretation or construction of this Agreement.

24. If and to the extent that the laws of any governmental authority limit the enforceability of any territorial restrictions contained in this Agreement, you agree that such provisions shall be deemed modified so as to be compatible with applicable law. In any event, you agree that you will not actively solicit distributions of any Licensed Articles outside the Licensed Territory without Paws' prior written consent. If you receive a request for export to a country outside the Licensed Territory, you agree to inform Paws prior to exportation.

25. Any statement by Paws or any of its employees or representatives as to future events, predictions or the like shall not constitute a warranty or representation or a legally binding commitment unless such statement is specifically included within the written terms of this Agreement. This Agreement constitutes the entire agreement between you and Paws and supersedes all prior discussions and agreements with respect to the subject matter hereof. You agree that this Agreement will be controlled by the laws of the State of Indiana, regardless of the place or places of its physical execution and performance. This Agreement is prepared in the English language and the English version will prevail over any foreign translation. This Agreement may only be modified in writing, signed by both parties. If any term or provision is declared invalid, all other provisions shall remain in full force and effect. Each party agrees to notify the other of any change in mailing address or change in operational personnel.

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26. The following paragraphs of this Agreement shall survive the expiration or termination of this Agreement: 1, 3, 5, 6(c), 10-14, 16-21, 23, 25, and 26.

Paws, Incorporated

By:	Beverly Purtlebaugh
Vice President, Paws, Incorporated

Date: ________________________

Freeze Tag, Inc.

By:

Printed Name and Title: _______________________________

Contract Number: FTAG_USA01

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